Exhibit 10.34

[____], 20[__]

VIA EMAIL

Dear [____]:

We are delighted that you have agreed to join the Board of Directors (the “Board”) of Opendoor Technologies Inc. (the “Company”). Your experience, expertise and perspective will be invaluable as we continue to build the Company.

This letter summarizes your compensation and other matters relating to your service on the Board. Subject to the approval of the Board and to your written acceptance of this offer:

Term:
You will be a Class [__] member of the Board, with a term expiring at the Company’s 20[__] annual meeting of stockholders. Each of your terms as a director will expire at the annual meeting for the year in which such term expires or until your successor has been elected and qualified, or upon your earlier death, resignation, retirement, disqualification or removal from office. At the end of each term, the Board and/or the Board’s Nominating and Corporate Governance Committee will determine whether to nominate you for re-election by the Company’s stockholders.

Cash Compensation:
You will receive cash compensation for your service on the Board and its committees, as applicable, in accordance with the Company’s non-employee director compensation policy, as the same may be amended from time to time (the “Director Compensation Policy”). According to the policy, you would be entitled to receive the following cash compensation, payable in arrears on a quarterly basis (provided that a quarterly payment will be prorated for the portion of any calendar quarter you actually serve on the Board, or in such position, as applicable):

●$[___] per year for service as a Board member

You will have the ability to take your cash compensation in the form of restricted stock units for the Company’s Common Stock (“RSUs”) to the extent provided in the Director Compensation Policy.

Equity Compensation:
You will receive equity compensation for your service on the Board in accordance with the Director Compensation Policy. According to the policy, you would be entitled to receive:
●At the close of business on the date of each annual meeting of the Company’s stockholders, an RSU award for that number of shares of common stock equal to $[___] divided by the Share Price, rounded to the nearest whole share, which will vest in a single installment on the earlier to occur of (a) the Company’s next annual meeting of stockholders and (b) the first anniversary of the date of grant, subject to your continuous service on the Board. Note that the Board may determine to prorate your initial annual RSU award to reflect the number of months you have served on the Board since your initial election through the date of grant of the RSU award.

Opendoor Technologies Inc.          opendoor.com

●The “Share Price” will be the average Fair Market Value (as defined in the Company’s equity incentive plan) of the Company’s Common Stock over the [__] trading days ending on the last trading day of the month preceding the month in which the RSU grant is made.

Responsibilities:
As member of the Board and member of any of the Board’s other committees, as applicable, your duties and responsibilities will be those reasonably and customarily associated with each such position, including, without limitation, preparation for and attendance at all regular and special meetings of the Board and all regular and special meetings of each Board committee that you may join.

Expenses:
The Company will reimburse you for reasonable, out-of-pocket costs and expenses incurred by you in connection with attending applicable Board meetings, and in connection with attending any meetings of the Board committees of which you may become a member, in accordance with the Company’s expense reimbursement policies, as the same may be revised from time to time.

Indemnification and Insurance:	The Company will provide you with indemnification pursuant to its standard form of director indemnification agreement. The Company will also provide you with coverage under its directors and officers liability insurance policy.
Confidentiality:	As a member of the Board, you will be required to maintain the confidentiality of Company information consistent with your fiduciary duties.

To accept this offer, please sign the acknowledgment at the end of this letter.

Sincerely,

______________________________________
Carrie Wheeler
Chief Executive Officer

Opendoor Technologies Inc.          opendoor.com

Acknowledged and agreed:

______________________________________

Opendoor Technologies Inc.          opendoor.com